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Exhibit 99.1

19245 Tenth Avenue Northeast Poulsbo, WA 98370	Contact: Tom Ringo Vice President & CFO 360.394.0520 Fax 360.697.1156
NEWS RELEASE
FOR IMMEDIATE RELEASE	Nasdaq: POPEZ

August 8, 2001

POPE RESOURCES ANNOUNCES CLOSING OF PORT LUDLOW RESORT SALE

    Pope Resources (Nasdaq: POPEZ) announced today that it has closed the sale of its 1,300 acre Port Ludlow, Washington resort and real estate development assets to Port Ludlow Associates LLC, a new ownership entity formed by HCV Pacific Partners LLC. The resort assets include the 37-room Heron Beach Inn, a 300-slip saltwater marina, a 27-hole championship golf course, conference center, commercial center, RV park, a restaurant/lounge and related facilities, and water and sewer utilities serving the area. The real estate development assets include approximately 100 developed lots and raw land for the development of 450 additional residential lots that will complete the build-out of this master planned resort community.

    Total consideration was approximately $16.7 million, of which approximately two-thirds was in cash and one-third in the form of a three-year note. Cash proceeds will be used to pay down debt associated with the Partnership's recent timberland acquisition in southwest Washington.

    Pope Resources, a publicly traded limited partnership, and its subsidiary, Olympic Resource Management, own or manage over 600,000 acres of timberland and development property in Washington, Oregon, California, and British Columbia. In addition, it provides forestry consulting and timberland investment management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

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  Exhibit 99.1